Blucora, Inc. 8-K

Exhibit 99.1

Blucora Comments on Statement by Engine Capital

DALLAS, February 14, 2022 – Blucora, Inc. (NASDAQ: BCOR) today issued the following statement in response to the announcement by Engine Capital LP (together with its affiliates, “Engine”) regarding its notice of nomination of directors for election to Blucora’s board of directors at the 2022 annual meeting of stockholders:

Blucora’s management and our Board have been actively engaging with our stockholders over the last year, discussing the progress we are making on our transformation as well as important governance, board composition and compensation matters. We have solicited and received input from many of the Company’s largest stockholders on these topics and highly value our relationships with them.

Engine bought its first share of Blucora stock in December 2021 and has sought to engage with us only very recently, mostly to gain a basic understanding of our business. Prior to delivering its notice of nomination of directors, Engine did not provide us with any substantive feedback or views about how the Company could create additional value for stockholders. We would have welcomed, and continue to welcome, any input Engine has for us. In fact, five days ago, the Chair of our Board reached out to Engine’s principal, Arnaud Ajdler, seeking to have a conversation and offering a meeting with members of the Board; Mr. Ajdler responded only today and only after Engine issued its press release.

Engine delivered notice of its intent to nominate four people to our Board, seemingly to replace half of the Company’s current independent directors. In doing so, Engine’s principal, Mr. Ajdler, made representations regarding his contacts and discussions with former directors and officers denying he had conversations with any of them regarding various material matters. Mr. Ajdler’s statements are irreconcilably contradicted by statements made under oath by one of our former directors and officers during the course of an ongoing legal matter. In fact, the sworn statements revealed that Mr. Ajdler had engaged in a series of discussions regarding the topics covered by the director and officer questionnaire (including scheduling to discuss those topics) on December 6, 2021, December 7, 2021, December 8, 2021, December 11, 2021, December 13, 2021, January 3, 2022, January 12, 2022 and January 17, 2022. Mr. Ajdler’s responses failed to reveal any of those discussions.

It was Mr. Ajdler’s gross misrepresentations that led our Board to both reject Mr. Ajdler’s nomination and question his integrity and suitability to serve as a director on our Board. Engine, for its part, has now withdrawn Mr. Ajdler’s nomination and continues to make misrepresentations about the extent to which Mr. Ajdler has had substantive conversations with our former directors and officers in advance of launching a proxy fight.

That said, we have repeatedly sought to interview Engine’s other nominees, so that our Board can determine if they would be additive to the experiences, skills and diversity of perspectives of our current directors. We continue to offer Engine and its nominees the opportunity to meet with our Board members so that we may evaluate them prior to finalizing our nominations.

Our Board actively reviews the Company’s corporate strategy, business configuration and performance to ensure the Company maximizes long-term value for all stockholders. We are pleased with the strong momentum of both our wealth management and tax software businesses, which allowed us to recently expand our share repurchase authorization and increase our financial guidance. We believe Blucora is on the right path.

The Board will provide stockholders with recommendations with respect to each of the items that will be on the agenda at Blucora’s 2022 annual meeting of stockholders in Blucora’s definitive proxy statement. Stockholders do not need to take any action at this time.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management and Avantax Planning Partners brands, with a collective $87 billion in total client assets as of September 30, 2021 and (ii) tax software, through its TaxAct business, a market leader in tax software with approximately 3 million consumer users and approximately 24,500 professional users in 2021. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Important Additional Information

Blucora, Inc. (the “Company”) intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2022.

Investors:

Dee Littrell

Investor Relations

(972) 870-6463

ir@blucora.com

D.F. King & Co., Inc.

Geoffrey Weinberg / Rick Grubaugh

(212) 269-5550

gweinberg@dfking.com / rgrubaugh@dfking.com

Media:

Gagnier Communications

Dan Gagnier / Jeff Mathews

(646) 569-5897

blucora@gagnierfc.com